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                                                                    Exhibit 10-f

Excerpts from an agreement between Professor Dr. h.c. Bernd-Artin Wessels, Holthorster Weg 59, 27721 Ritterhude (referred to as "BAW") and Chiquita Brands International, Inc., Cincinnati, Ohio, USA (referred to as "Chiquita")

                                    Preamble

BAW is Chairman of the Supervisory Board of Atlanta AG, Breitenweg 29-33, D-28195 Bremen (hereinafter referred to as "Atlanta"). BAW holds a limited partnership interest of 1.021 Mio. (euro) in Scipio & Co. KG, Breitenweg 29-33, 28195 Bremen (hereinafter referred to as "Scipio"). BAW is sole shareholder and general manager of Benedict & Co. GmbH, Breitenweg 29-33, 28195 Bremen (hereinafter referred to as "Benedict"), which is the general partner of Scipio.
Scipio is the sole shareholder of Atlanta. ...

Chiquita intends to acquire the general partnership interest and all limited partnership interests of Scipio and thereby control of the Scipio/Atlanta Group, on a date most likely before the end of March 2003 ("Closing date"). ...

                                      (S) 1
                                     Scipio

1. On the closing date BAW shall sell and assign his limited partnership interest in Scipio in the amount of 1.021 Mio. (euro) to Chiquita or an entity designated by Chiquita which accepts such sale and assignment. The purchase price shall be the nominal amount of the partnership interest. The purchase price shall be set off against a loan owed by Benedict to Atlanta in the capital amount of 765.750,00 (euro), so that the net amount to be paid to BAW shall be 1.021 Mio (euro) minus 765.750,00 (euro) and applicable interest.

2. At the request of Chiquita BAW shall cause Benedict to sell and assign without undue delay its general partnership interest in Scipio to Hameico Fruit Tade GmbH for no consideration.